C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 24, 2006 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the three months and nine months ended September 30, 2006. As previously reported, all share and per share data is reflective of a two-for-one stock split, effective October 14, 2005.

Summarized financial results for the quarter and nine months ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change

Gross profits	$ 278,346	$ 228,874	21.6%	$ 804,022	$ 643,668	24.9%
Operating income	111,118	85,618	29.8%	307,470	233,739	31.5%
Net income	70,390	54,089	30.1%	195,098	145,212	34.4%
Diluted EPS	$ 0.40	$ 0.31	29.0%	$ 1.11	$ 0.83	33.7%

Total Transportation gross profits increased 23.2 percent to $243.9 million in the third quarter of 2006 from $198.0 million in the third quarter of 2005. Our Transportation gross profit margin increased to 17.5 percent in 2006 from 16.3 percent in 2005.

The increase in our Transportation gross profit margin is due to the mix of services that make up this business line. We had faster growth in our air freight and miscellaneous transportation management services business lines, which have a higher gross profit margin than our overall Transportation business line.

Our truck transportation gross profits increased 23.5 percent in the third quarter of 2006. Approximately half of the growth was driven by increased volumes, with the remainder of the growth due to an increase in gross profit margins and increased truck transportation rates compared to 2005. Our growth in truck net revenues slowed as the quarter progressed. While gross profit margins were consistent throughout the quarter, volume growth slowed. A significant amount of the volume in the second half of 2005 was driven by a robust spot market. In the third quarter and through the first three weeks of October 2006, we have not seen the same level of spot market demand.

Our intermodal gross profit increase of 6.9 percent in the third quarter of 2006 resulted from an increase in gross profit margins, offset by a slight decrease in volume.

In our international freight forwarding business, our ocean gross profits increased 17.4 percent and our air gross profits increased 25.0 percent in the third quarter of 2006. Excluding the impact of the acquisitions of Bussini Transport S.r.l. ('Bussini') and Hirdes Group Worldwide ('Hirdes'), announced in the third quarter of 2005, we estimate our ocean gross profits would have increased approximately 10 percent and our air gross profits would have decreased approximately 10 percent in the third quarter of 2006. In the third quarter of 2005 we had project-related airfreight business with a few large customers that did not recur in the third quarter of 2006.

Miscellaneous transportation gross profits consist primarily of transportation management fees, customs brokerage fees, and warehouse and cross-dock services. The increase of 48.5 percent in the third quarter was driven by increases in our transportation management fees and customs brokerage business.

For the third quarter, Sourcing gross profits increased 11.1 percent to $23.3 million in 2006 from $21.0 million in 2005. This increase was due to higher volumes with retail and foodservice customers through integrated programs. Our Sourcing gross profit margin decreased from 8.1% to 7.6%, due to weather-related growing conditions that increased our costs of some commodities.

Information Services gross profits increased 12.0 percent to $11.1 million in the third quarter of 2006 from $9.9 million in the third quarter of 2005, due to transaction volume growth and an increase in pricing related to certain truck stop services.

For the third quarter, operating expenses increased 16.7 percent to $167.2 million in 2006 from $143.3 million in 2005. This was due to an increase of 17.5 percent in personnel expenses and an increase of 14.0 percent in selling, general and administrative expenses.

As a percentage of gross profits, operating expenses decreased to 60.1 percent in 2006 from 62.6 percent in 2005. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 48.3 percent to 46.7 percent and a decrease in selling, general and administrative expenses as a percentage of gross profits from 14.3 percent to 13.4 percent. We gain leverage in periods of strong gross profit growth in our personnel expenses and also in several categories of our selling, general and administrative expenses.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 20,500 customers through a network of 210 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 40,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2006 Earnings Conference Call

Wednesday, October 25, 2006 10:00 a.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access:800-257-2101

Webcast replay available through November 8, 2006; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 28, 2006: 800-405-2236; passcode:11073232#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Gross Revenues:
Transportation	$ 1,394,979	$1,218,026	$ 3,974,134	$ 3,340,267
Sourcing	307,384	257,409	907,659	737,067
Information Services	11,128	9,934	31,810	28,117
Total gross revenues	1,713,491	1,485,369	4,913,603	4,105,451
Gross Profits:
Transportation
Truck	213,015	172,435	609,579	488,438
Intermodal	9,053	8,469	26,556	22,737
Ocean	10,144	8,638	27,563	20,412
Air	4,370	3,495	15,847	8,481
Miscellaneous	7,334	4,938	20,260	14,321
Total transportation	243,916	197,975	699,805	554,389
Sourcing	23,302	20,965	72,407	61,162
Information Services	11,128	9,934	31,810	28,117
Total gross profits	278,346	228,874	804,022	643,668

Operating costs and expenses:
Personnel expenses	129,981	110,595	386,801	317,662
Selling, general, and administrative expenses	37,247	32,661	109,751	92,267
Total operating expenses	167,228	143,256	496,552	409,929
Income from operations	111,118	85,618	307,470	233,739

Investment and other income	2,971	1,865	8,513	4,283

Income before provision for income taxes	114,089	87,483	315,983	238,022
Provision for income taxes	43,699	33,394	120,885	92,810
Net income	$ 70,390	$ 54,089	$ 195,098	$ 145,212

Net income per share (basic)	$ 0.41	$ 0.32	$ 1.14	$ 0.85
Net income per share (diluted)	$ 0.40	$ 0.31	$ 1.11	$ 0.83
Weighted average shares outstanding (basic)	170,925	170,105	171,001	170,072
Weighted average shares outstanding (diluted)	174,776	174,533	174,989	174,357

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	September 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$ 285,388	$ 230,628
Available-for-sale securities	129,031	122,551
Receivables, net	786,405	716,725
Other current assets	18,551	14,877
Total current assets	1,219,375	1,084,781

Property and equipment, net	78,924	60,721
Intangible and other assets	289,402	249,566
	$ 1,587,701	$ 1,395,068

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 542,594	$ 473,882
Accrued compensation	77,557	94,333
Other accrued expenses	49,346	44,268
Total current liabilities	669,497	612,483

Long term liabilities	1,231	2,548
Total liabilities	670,728	615,031

Total stockholders' investment	916,973	780,037
	$ 1,587,701	$ 1,395,068

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Nine months ended September 30,

	2006	2005
Operating activities:
Net income	$ 195,098	$ 145,212
Stock-based compensation	38,048	28,324
Depreciation and amortization	17,742	13,326
Other non-cash expenses, net	(712)	8,786
Net changes in operating elements	(19,265)	(41,750)
Net cash provided by operating activities	230,911	153,898

Investing activities:
Net property additions	(32,951)	(16,151)
Cash paid for acquisitions	(36,174)	(60,124)
Purchases of available-for-sale securities	(83,956)	(99,791)
Sales/maturities of available-for-sale securities	78,203	98,225
Other assets, net	(2,017)	(1,891)
Net cash used for investing activities	(76,895)	(79,732)

Financing activities:
Net repurchases of common stock	(43,622)	(12,720)
Excess tax benefit from stock based compensation plans	11,378	2,734
Cash dividends	(68,046)	(38,578)
Net cash used for financing activities	(100,290)	(48,564)
Effect of exchange rates on cash	1,034	(135)

Net increase in cash and cash equivalents	54,760	25,467
Cash and cash equivalents, beginning of period	230,628	166,476
Cash and cash equivalents, end of period	$ 285,388	$ 191,943

	As of September 30,
	2006	2005
Operational Data:
Employees	6,590	5,605
Branches	210	195

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